Exhibit 23.2

Audit • Tax • Consulting • Financial Advisory Registered with Public Company Accounting Oversight Board (PCAOB)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
SemiLEDs Corporation:

We consent to the incorporation by reference in this registration statement on Form S-3 of SemiLEDs Corporation of our report dated November 17, 2020 with respect to the consolidated balance sheets of SemiLEDs Corporation and subsidiaries as of August 31, 2020 and 2019, and the related consolidated statements of operations, comprehensive loss, changes in equity, and cash flows for each of the years in the two-year period ended August 31, 2020, and the related consolidated financial statement schedules for the years ended August 31, 2020 and 2019, which report appears in the August 31, 2020 annual report on Form 10-K of SemiLEDs Corporation.

/s/ KCCW Accountancy Corp
Diamond Bar, CA
May 28, 2021